--------                                           -------------------------
     FORM 4                                                  OMB APPROVAL
    --------                                           -------------------------
Check this box if                                      OMB Number: 3235-0287
no longer subject                                      -------------------------
to Section 16.                                         Expires: January 31, 2005
Form 4 or Form 5                                       -------------------------
obligations may                                        Estimated average burden
continue. See                                          hours per response....0.5
Instruction 1(b).                                      -------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1.   Name and Address of          2.   Issuer Name AND Ticker or Trading Symbol            6.   Relationship of Reporting Person(s)
     Reporting Person*                                                                           to Issuer
                                       Mexco Energy Corporation (MEXC)                          (Check all applicable)
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(Last)    (First)    (Middle)     3.   I.R.S. Identification     4.   Statement for         X   Director             10% Owner
                                       Number of Reporting            Month/Year           ---                  ---
    William G. Duncan, Jr.             Person, if an entity                                     Officer (give        Other (specify
                                       (voluntary)                    December 2002        ---  title below)    ---  below)
                                       ###-##-####

                                                                                                   ---------------------
-----------------------------                                    -------------------------------------------------------------------
         (Street)                                                5.   If Amendment,        7.   Individual or Joint/Group Filing
                                                                      Date of Original          (Check Applicable Line)
                                                                      (Month/Year)
   146 Westwind Rd.                                                                         X   Form filed by One Reporting Person
                                                                                           ---
                                                                                                Form filed by More than One
                                                                                           ---  Reporting Person
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  (City)    (State)    (Zip)

    Louisville, KY 40207

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

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of     2. Transaction Date   3. Transaction   4. Securities        5. Amount of          6. Ownership Form:   7. Nature of
   Security                              Code             Acquired (A)         Securities            Direct (D) or        Indirect
   (Instr. 3)      (Month/Day/Year)      (Instr. 8)       or Disposed of       Beneficially          Indirect (I)         Beneficial
                                                          (D)                  Owned at End          (Instr. 4)           Ownership
                                                          (Instr. 3, 4         of Month
                                                          and 5)                                                          (Instr. 4)
                                                                               (Instr. 3 and 4)
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                                                                 (A)
                                                                 or
                                         Code      V      Amount (D) Price
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Common Stock       12/20/02               P                500   A   $3.00       6,600*                 D
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

------------------------------------------------------------------------------------------------------------------------------------
Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of      2. Conversion or     3. Transaction Date    4. Transaction Code    5. Number of       6. Date Exerciseable
   Derivative       Exercise Price       (Month/Day/Year)       (Instr. 8)             Derivative         and Expiration Date
   Security         of Derivative                                                      Securities         (Month/Day/Year)
   (Instr.3)        Security                                                           Acquired (A)
                                                                                       or Disposed
                                                                                       of (D)
                                                                                       (Instr. 3, 4
                                                                                       and 5)
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                                                                                                             Date       Expiration
                                                                Code       V           (A)    (D)         Exercisable      Date
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
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
7. Title and Amount      8. Price of Derivative      9. Number of Derivative      10. Ownership Form of      11. Nature of Indirect
   of Underlying            Security                    Securities                    Derivative                 Beneficial
   Securities               (Instr. 5)                  Beneficially Owned            Securities                 Ownership
   (Instr. 3 and 4)                                     at End of Month               Beneficially               (Instr. 4)
                                                        (Instr. 4)                    Owned at End
                                                                                      of Month
                                                                                      (Instr. 4)
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           Amount or
           Number of
   Title   Shares
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

Explanation of Responses:* Amount includes vested options to acquire 5,000 shares of the Registrant's Common Stock ($0.50 par value) at $5.25 per share.


   /s/William G. Duncan, Jr.                            December 20, 2002
     -------------------------------                  -------------------
     **Signature of Reporting Person                       Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure